ADMINISTRATION AGREEMENT

         AGREEMENT made this 18th day of May, 2007, between Fifth Third Funds (the "Trust"), having its principal place of business at 38 Fountain Square Plaza, Cincinnati, Ohio 45263 and Fifth Third Asset Management, Inc. ("Administrator"), having its principal place of business at 38 Fountain Square Plaza, Cincinnati, Ohio 45263.

         WHEREAS, the Trust is an open-end management investment company, organized as a Massachusetts business trust and registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, the Trust desires to retain Administrator to furnish administration services to certain investment portfolios of the Trust and may retain Administrator to serve in such capacity with respect to additional investment portfolios of the Trust, all as now or hereafter may be identified in Schedule A hereto as such Schedule may be amended from time to time (individually referred to herein as a "Fund" and collectively referred to herein as the "Funds").

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.       Services as Administrator

         Subject to the direction and control of the Board of Trustees of the Trust, Administrator will assist the officers of the Trust in supervising all aspects of the operations of the Funds and coordinating the activities of all other service providers to the Trust. Administrator will maintain office facilities (which may be in the offices of Administrator or an affiliate); furnish statistical and research data, clerical and certain bookkeeping services and stationery and office supplies; prepare and file, as reviewed by the Trust's counsel, the periodic reports of the Trust to the Commission; compile data for, assist the Trust or its designee in the preparation of, and file, all the Funds' federal and state tax returns and required tax filings other than those required to be made by the Funds' custodian and transfer agent; prepare compliance filings pursuant to state securities laws with the advice of the Trust's counsel; prepare, with the assistance of the Trust's counsel, investment adviser and independent auditor the Trust's Annual and Semi-Annual Reports to Shareholders and its Registration Statements (on Form N-IA or any replacement therefor); compile data for, prepare and file timely Notices to the Commission required pursuant to Rule 24f-2 under the 1940 Act; prepare, as reviewed by the Trust's counsel, board materials and minutes for each meeting of the Board of Trustees; assist the Trust's Chief Compliance Officer in implementing a compliance program for the Trust; and make certain of its employees available to serve as officers of the Trust, subject to Section 4 of this Agreement and the approval of the Board of Trustees.

         In compliance with the requirements of Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. Administrator further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

         Administrator may delegate some or all of its responsibilities under this Agreement and may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Administrator shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and shall be responsible,

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to the extent provided in Section 4 hereof, for all acts of such subcontractor as if such acts were its own. Administrator's services shall not be exclusive to the Trust, and Administrator may perform the same or similar services for other entities not affiliated with the Trust.

         2.       Fees; Expenses; Expense Reimbursement

         In consideration of services rendered and expenses assumed pursuant to this Agreement, each of the Funds will pay Administrator on the first business day of each month, or at such time(s) as Administrator shall request and the parties hereto shall agree, a fee computed daily and paid as specified below calculated at the applicable annual rate set forth on Schedule A hereto. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the termination of this Agreement.

         For the purpose of determining fees payable to Administrator, the value of the net assets of a particular Fund shall be computed in the manner, described in the Trust's Declaration of Trust or in the Prospectus or Statement of Additional Information respecting that Fund as from time to time is in effect for the computation of the value of such net assets.

         Administrator will from time to time employ such persons and provide such facilities and equipment as are reasonably necessary for the Administrator to perform this Agreement. The compensation of such persons shall be paid by Administrator, and no obligation may be incurred on behalf of the Trust in such respect. Other expenses to be incurred in the operation of the Trust will be borne by the Funds including, but not limited to, taxes, interest, brokerage fees and commissions, if any; fees of Trustees who are not partners, officers, directors, shareholders or employees of Administrator or the investment adviser or distributor for the Funds; Commission fees and state Blue Sky qualification and renewal fees and expenses; investment advisory fees, custodian fees, transfer and dividend disbursing agents' fees; fund accounting fees including pricing of portfolio securities, service organization fees, certain insurance premiums; outside and, to the extent authorized by the Trust, inside auditing and legal fees and expenses; costs of maintenance of corporate existence; typesetting and printing prospectuses for regulatory purposes and for distribution to current shareholders of the Funds; costs of shareholders' and Trustees' reports and meetings; dividend expenses on short sales and any extraordinary expenses; provided, however, that the Funds will not bear directly or indirectly, the cost of any activity which is primarily intended to result in the distribution of shares of the Funds, except for such costs incurred in connection with activities described in the Trust's Distribution Agreement adopted pursuant to Rule 12b-1 under the 1940 Act.

         3.       Proprietary and Confidential Information

         Administrator agrees on behalf of itself and its partners and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. During the term of this Agreement, the Administrator agrees that it will maintain


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and enforce policies reasonably designed to prohibit the Administrator and its employees from engaging in securities transactions based on knowledge of the portfolio holdings of any Fund.


         4.       Limitation of Liability

         Administrator shall not be liable for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Trust agrees to indemnify and hold harmless Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Administrator's actions taken or non-actions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests, given or made to Administrator by the Trust, the Board of Trustees or the investment adviser and on any records provided by any fund accountant (other than Administrator) or custodian thereof; provided, that this indemnification shall not apply to actions or omissions of Administrator in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties; and further provided, that prior to confessing any claim against it which may be the subject of this indemnification, Administrator shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Administrator. Administrator agrees to indemnify and hold harmless the Trust, its agents, Trustees, officers and nominees from and against any and all actions, suits, demands and claims, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to Administrator's bad faith, willful misfeasance, negligence, or reckless disregard by it of its obligations and duties with respect to the performance of services under this Agreement. Any person, even though also a partner, employee, or agent of Administrator, who may be or become an officer or Trustee of the Trust shall be deemed, when rendering services to the Trust in the capacity of an officer or Trustee, to be acting as an officer or Trustee, as the case may be, and not as a partner, employee, or agent of Administrator or one under the control or direction of Administrator even though paid by it.


         5.       Disaster Recovery

         Administrator shall implement and maintain, at no additional expense to the Trust, disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business-related functions of the Administrator in a manner and time frame consistent with legal, regulatory and business requirements applicable to the Administrator in its provision of services hereunder. In the event of any disaster which causes a business interruption, the Administrator shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions.


         6.       Rule 38a-1

         The Administrator will maintain written policies and procedures reasonably designed to


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prevent violations of the federal securities laws pursuant to Rule 38a-1 ("Rule
38a-1") under the 1940 Act. The Administrator will (a) on a quarterly basis, provide to the Trust a certification and (b) provide periodic reports and reasonable documentation for delivery to the Trust's Chief Compliance Officer, each in connection with Rule 38a-1.

         7.       Term

         This Agreement shall become effective as of the date first written above or, if a particular Fund is not in existence on that date, on the date such Fund commences operation (the "Effective Date").

         This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until December 31, 2008 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of non-renewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of non-renewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be.

         For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (d) any failure on the part of the Trust to pay an amount that is due and payable to the Administrator or any of its affiliates under this Agreement or any other agreement to which the Trust is a party within 60 days following the due date.

         After such termination for so long as the Administrator, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provision dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. With the approval of the Trust (which approval shall not be unreasonably withheld), the Administrator shall be entitled to collect from the Trust, in addition to the compensation described under Section 2 hereof, the amount of all of the Administrator's reasonable cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Trust and/or their respective designees of the Trust's property, records, instruments and documents.

         8.       Privacy of Customer Information

         Nonpublic personal financial information relating to consumers or customers of the Trust


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

provided by or at the direction of the Trust to Administrator, or collected or retained by Administrator to perform duties under this Agreement shall be considered confidential information. Administrator shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Administrator except at the direction of the Trust or as required or permitted by law. Administrator shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers and customers of the Trust.

         9. Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust

         This Agreement shall be governed by the laws of the State of Ohio. The names "Fifth Third Funds" and "Trustees of Fifth Third Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust dated as of September 15, 1988, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Fifth Third Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

         10.      Notices

         Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to FTAM, to it at 38 Fountain Square Plaza, MD 1090BD, Cincinnati, Ohio 45263 Attn: Richard Ille; and if to the Trust, to it at 38 Fountain Square Plaza, MD 1090BD, Cincinnati, Ohio 45263; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         11.      Assignability

         This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that each party may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with said party.

         12.      Amendments

         Any amendment to this Agreement will only be valid if in writing and signed by the parties to be bound by such amendment(s). If any provision of this Agreement is deemed to be in violation of law or is unenforceable, the remainder of this Agreement with such provision omitted will remain in full force and effect.


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

         13.      Miscellaneous

         This Agreement supersedes all proposals, prior communications, advertising, representations, warranties and promises, whether oral or written, relating to the subject matter of this Agreement. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered, with the exception of any confidentiality agreements that may have been entered into by the parties prior to the execution of this Agreement. Further, each party agrees to abide by all applicable federal and state laws and regulations in connection with the performance of its obligations under this Agreement. If any provision of this Agreement is deemed to be in violation of law or unenforceable, the remainder of this Agreement with such provision omitted shall remain in full force and effect.

The division of this Agreement into sections, clauses, paragraphs or subdivisions and the insertion of headings are for convenience only and shall not affect the construction on interpretation. The failure of any party to require performance by another party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter.

Both parties agree that this Agreement may be executed in counterparts.


         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.


FIFTH THIRD FUNDS                         FIFTH THIRD ASSET MANAGEMENT, INC.

By: /s/ Matthew A. Ebersbach              By: /s/ E. K. Wirtz
    ------------------------                  ---------------
Name:  Matthew A. Ebersbach               Name: E. K. Wirtz
Title: Vice President                     Title: President


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

                                   SCHEDULE A
                                     TO THE
                            ADMINISTRATION AGREEMENT
                            BETWEEN FIFTH THIRD FUNDS
                     AND FIFTH THIRD ASSET MANAGEMENT, INC.

NAME OF FUND:

o        Fifth Third Small Cap Growth Fund
o        Fifth Third Mid Cap Growth Fund
o        Fifth Third Quality Growth Fund
o        Fifth Third Large Cap Core Fund
o        Fifth Third Equity Index Fund
o        Fifth Third Balanced Fund
o        Fifth Third Micro Cap Value Fund
o        Fifth Third Small Cap Value Fund
o        Fifth Third Multi Cap Value Fund
o        Fifth Third Disciplined Large Cap Value Fund
o        Fifth Third LifeModel Aggressive Fund
o        Fifth Third LifeModel Moderately Aggressive Fund
o        Fifth Third LifeModel Moderate Fund
o        Fifth Third LifeModel Moderately Conservative Fund
o        Fifth Third LifeModel Conservative Fund
o        Fifth Third Strategic Income Fund
o        Fifth Third Dividend Growth Fund
o        Fifth Third Technology Fund
o        Fifth Third International Equity Fund
o        Fifth Third High Yield Bond Fund
o        Fifth Third Bond Fund
o        Fifth Third Intermediate Bond Fund
o        Fifth Third Short Term Bond Fund
o        Fifth Third U.S. Government Bond Fund
o        Fifth Third Municipal Bond Fund
o        Fifth Third Intermediate Municipal Bond Fund
o        Fifth Third Ohio Municipal Bond Fund
o        Fifth Third Michigan Municipal Bond Fund
o        Fifth Third Prime Money Market Fund
o        Fifth Third Government Money Market Fund
o        Fifth Third Michigan Municipal Money Market Fund
o        Fifth Third Municipal Money Market Fund
o        Fifth Third Institutional Money Market Fund
o        Fifth Third Institutional Government Money Market Fund
o        Fifth Third U.S. Treasury Money Market Fund
o        Fifth Third Ohio Tax Exempt Money Market Fund


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

COMPENSATION*

Annual Rate of:

Twenty one-hundredths of one percent (0.20%) of all Funds' average daily net assets up to $1 billion

Eighteen one-hundredths of one percent (0.18%) of all Funds' average daily net assets in excess of $1 billion up to $2 billion

Seventeen one-hundredths of one percent (0.17%) of all Funds' average daily net assets in excess of $2 billion


         *All fees are computed daily and paid monthly.
         The rate of compensation includes up to four classes of shares per portfolio. An additional minimum fee of $10,000 per portfolio for each additional class will be assessed. For any Fund that commences operations after September 18, 2002 shall be subject to an annual minimum fee of $20,000.


FIFTH THIRD FUNDS                        FIFTH THIRD ASSET MANAGEMENT, INC.

By: /s/ Matthew A. Ebersbach             By: /s/ E. K. Wirtz
    ------------------------                 ---------------
Name: Matthew A. Ebersbach               Name: E. K. Wirtz
Title: Vice President                    Title: President
Date: May 18, 2007                       Date: May 18, 2007


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